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Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated June 13, 2008, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of New Frontier Media, Inc. and Subsidiaries on Form 10-K for its fiscal year ended March 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of New Frontier Media, Inc. and Subsidiaries on Forms S-8 (File No. 333-92081, effective December 3, 1999; File No. 333-57554, effective March 23, 2001; File No. 333-102694, effective January 24, 2003; and File No. 333-147314, effective November 13, 2007).

/s/ GRANT THORNTON LLP

New York, New York
June 13, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM